EXHIBIT 23.1

Consent of PricewaterhouseCoopers LLP,

Independent Registered Certified Public Accounting Firm,

dated June 14, 2005

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. Five to the Registration Statement on Form S-11 of our report dated March 9, 2005, relating to the financial statements and financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of CNL Retirement Properties, Inc., which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Orlando, Florida
June 14, 2005